Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Third Quarter and Nine Month 2014 Financial Results

Keryx to Host Conference Call Today at 8:00 am ET

NEW YORK, November 6, 2014 (GLOBE NEWSWIRE) — Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for patients suffering from renal disease (the “Company” or “Keryx”), today announced its financial results for the third quarter ended September 30, 2014. At September 30, 2014, the Company had cash, cash equivalents, interest receivable and investment securities of $118.4 million, as compared to $55.7 million at December 31, 2013.

“The third quarter of 2014 was one of tremendous achievement at Keryx,” said Ron Bentsur, Chief Executive Officer of Keryx. “With the approval of Ferric Citrate we are now prepared to bring a new treatment option to patients with chronic kidney disease (CKD) on dialysis who have elevated serum phosphorus levels, and enter a $1.3 billion market in the United States. Additionally, during the quarter, we initiated a Phase 3 pivotal study to evaluate Ferric Citrate as a treatment for iron deficiency anemia (IDA) in patients with stages 3 – 5 CKD. The near-term opportunity for this drug, as well as the longer-term expansion opportunity, represent key areas of potential growth for our company.”

Business Highlights

•	Ferric Citrate was approved by the U.S. Food and Drug Administration (FDA) on September 5, 2014 for the control of serum phosphorus levels in CKD patients on dialysis. Keryx plans to launch Ferric Citrate in the United States in December. In preparation for launch, the Company has completed the hiring of its field sales force and has finalized the product’s promotional materials and campaign.

•	The Company has initiated a phase 3 clinical study of Ferric Citrate for the treatment of iron deficiency anemia in patients with stages 3 – 5 CKD, who have previously not responded to oral iron therapy. This placebo controlled study will enroll 230 patients and will evaluate changes in hemoglobin as the primary endpoint. Keryx is planning to submit the results of this study, if successful, to the FDA as a supplemental new drug application seeking label expansion of Ferric Citrate.

•	Several publications and presentations of Ferric Citrate data have occurred or are slated to occur. In July, the Journal of the American Society of Nephrologists published a manuscript that details the data from the long-term phase 3 clinical study of Ferric Citrate in the dialysis patient population. Additionally, next week, at the annual meeting of the American Society of Nephrologists key Ferric Citrate related abstracts will be presented.

•	In October 2014, following the regulatory approval of ferric citrate in Japan earlier this year, the Japan patent office granted patent term extensions for patents #4964585 and #4173553, which extended the terms of these patents in Japan to November 2025 and November 2022, respectively.

Greg Madison, Chief Operating Officer of Keryx, added, “Since receiving FDA approval of Ferric Citrate on September 5th, we have been highly focused on finalizing all of our launch plans, including engaging with payers and hiring our sales team. With just a few weeks to go before the expected launch of Ferric Citrate, leveraging the strength of our commercial team, we have put the key components in place to ensure that we are well-positioned for launch.”

Third Quarter and Nine Months Ended September 30, 2014 Financial Results

At September 30, 2014, the Company had cash, cash equivalents, interest receivable and investment securities of $118.4 million, as compared to $55.7 million at December 31, 2013. In January 2014, the

Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $107.5 million, net of underwriting discounts and offering expenses of approximately $7.5 million. In February 2014, the Company received a $10.0 million milestone payment from its Japanese partner for Ferric Citrate, Japan Tobacco Inc. and Torii Pharmaceutical Co. (“JT & Torii”), related to the manufacturing and marketing approval of ferric citrate in Japan in January 2014.

The net loss for the third quarter ended September 30, 2014 was $35.3 million, or $0.38 per share, compared to a net loss of $15.7 million, or $0.19 per share, for the comparable quarter in 2013, representing an increase in net loss of $19.6 million. As described below, the net loss for the third quarter ended September 30, 2014 included a $3.0 million one-time FDA approval milestone payment to Ferric Citrate’s licensor and $8.2 million of non-cash stock-based compensation expense, primarily related to the vesting of FDA approval milestone equity grants. For the third quarter ended September 30, 2014, research and development expenses increased by $8.4 million to $19.1 million, as compared to $10.7 million for the three months ended September 30, 2013, due, in part, to a $4.6 million increase in non-cash stock-based compensation expense primarily related to the vesting of milestone-based equity grants upon the FDA approval of Ferric Citrate. The increase in research and development expenses was also due to costs associated with the manufacturing of pre-approval inventory, and a $3.0 million one-time milestone payment to the licensor of Ferric Citrate, for our achievement of FDA approval of Ferric Citrate in September 2014. For the third quarter ended September 30, 2014, selling, general and administrative expenses increased by $11.4 million to $16.5 million, as compared to $5.1 million for the three months ended September 30, 2013, primarily related to a $6.2 million increase in pre-commercial/commercial activities and associated personnel costs in preparation for the commercialization of Ferric Citrate and a $2.8 million increase in non-cash stock-based compensation expense primarily related to increased selling, general and administrative personnel.

The net loss for the nine months ended September 30, 2014 was $71.2 million, or $0.79 per share, compared to a net loss of $29.1 million, or $0.36 per share, for the comparable period in 2013, representing an increase in net loss of $42.1 million. In January 2014, the Company recorded license revenue of $10.0 million for the milestone payment received from its Japanese partner for Ferric Citrate, JT & Torii, as discussed above. For the nine months ended September 30, 2014, research and development expenses increased by $21.4 million to $45.7 million, as compared to $24.3 million for the nine months ended September 30, 2013, primarily due to costs associated with the manufacturing of pre-approval inventory and the submission of our Marketing Authorization Application (MAA) filing, a $5.3 million increase in non-cash stock-based compensation expense primarily related to the vesting of milestone-based equity grants upon the FDA approval of Ferric Citrate, as well as $5.0 million of milestone payments to the licensor of Ferric Citrate related to the regulatory approvals of Ferric Citrate in the U.S. and Japan. Selling, general and administrative expenses increased by $23.9 million to $36.0 million for the nine months ended September 30, 2014, as compared to $12.1 million for the nine months ended September 30, 2013, primarily related to a $11.7 million increase in pre-commercial/commercial activities and associated personnel costs in preparation for the commercialization of Ferric Citrate and a $6.1 million increase in non-cash stock-based compensation expense primarily related to increased selling, general and administrative personnel.

Conference Call Information

Keryx will host an investor conference call today, Thursday, November 6, 2014, at 8:00am ET to discuss the Company’s third quarter 2014 financial results and provide a business outlook for the remainder of 2014. In order to participate in the conference call, please call (888) 396-2320 (U.S.), (774) 264-7560 (outside the U.S.), call-in ID: KERYX.

A telephone replay will be available from approximately 11:00 a.m. ET on November 6, 2014 through midnight November 20, 2014. To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access. The pass code for the replay is 23434912. The audio recording of the conference call will also be available for replay at http://www.keryx.com, for a period of 15 days after the call.

About Ferric Citrate

Ferric Citrate was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. Keryx plans to make Ferric Citrate available to U.S. dialysis patients in early December. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, JT & Torii.

Keryx has filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA), seeking the approval of Ferric Citrate as a treatment of hyperphosphatemia in patients with CKD, including dialysis and non-dialysis dependent patients, and that application is currently under review.

Ferric Citrate is also being developed in the U.S. as a treatment for iron deficiency anemia in patients with Stage 3 to 5 non-dialysis dependent CKD. The pivotal Phase 3 study in this indication commenced in September 2014.

For Full Prescribing Information for Ferric Citrate, please visit http://www.keryx.com/wp-content/uploads/Keryx_FerricCitrate_PI.pdf.

Important Safety Information about Ferric Citrate

Contraindication: Patients with an accumulation of iron in their body, e.g. hemochromatosis, should not take Ferric Citrate.

Iron Overload: Iron absorption from Ferric Citrate may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Ferric Citrate. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Keep Ferric Citrate away from children as it contains iron. Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Ferric Citrate were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Ferric Citrate (14%).

Ferric Citrate contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Ferric Citrate.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUE:
License revenue	$256	$—	$10,256	$7,000

OPERATING EXPENSES:
License Expenses	154	—	154	—
Research and development	19,053	10,670	45,687	24,277
General and administrative	16,447	5,062	36,007	12,067

TOTAL OPERATING EXPENSES	35,654	15,732	81,848	36,344

OPERATING LOSS	(35,398)	(15,732)	(71,592)	(29,344)
OTHER INCOME:
Interest and other income, net	109	81	359	280

NET LOSS	$(35,289)	$(15,651)	$(71,233)	$(29,064)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.38)	$(0.19)	$(0.79)	$(0.36)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	91,846,588	81,823,415	90,639,072	80,531,785

Balance Sheet Information:

	September 30, 2014 (unaudited)	December 31, 2013*
Cash, cash equivalents, interest receivable and investment securities	$118,384	$55,696
Total assets	$126,908	$60,766
Accumulated deficit	$(510,573)	$(439,340)
Stockholders’ equity	$98,708	$45,400

*	Condensed from audited financial statements.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients with renal disease. The Company’s lead product, Ferric Citrate, is approved in the United States for the control of serum phosphorus levels in patients with chronic kidney disease on dialysis. Keryx plans to commercially launch Ferric Citrate in the U.S. in the fourth quarter of 2014. For more information about Keryx, please visit www.keryx.com.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the launch of Ferric Citrate, the results of clinical trials, the potential clinical benefits to be derived from Ferric Citrate, regulatory submissions and approvals, and any business prospects for Ferric Citrate, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Ferric Citrate will be successfully launched and marketed in the US; the risk that the EMA ultimately deny approval of the MAA; whether Riona® will be successfully launched and marketed by our Japanese partner, JT & Torii; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

Tel: 617.466.3447

e-mail: amy.sullivan@keryx.com